SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. _______)

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, for use of the Commission
                       Only (as permitted by Rule 14a 6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Steelton Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X] No fee required
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
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         (2) Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
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         (4) Proposed maximum aggregate value of transaction:
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         (5) Total fee paid:
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  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
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         (2) Form, Schedule or Registration Statement No.:
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         (3) Filing Party:
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         (4) Date Filed:
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


                          PRESS RELEASE - For Release:


Steelton Bancorp, Inc.                         Contact: James S. Nelson
Mechanics Savings Bank                                  Executive Vice President
51 South Front Street                                   (717) 939-1966
Steelton, PA  17113


               SUN BANCORP, INC. TO ACQUIRE STEELTON BANCORP, INC.
                    IN CASH TRANSACTION FOR $22.04 PER SHARE

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     STEELTON,  PENNSYLVANIA,  December  20,  2002  --  Steelton  Bancorp,  Inc.
("Steelton") (OTC Electronic Bulletin Board: SELO) announced today that it has reached a definitive agreement to merge into Sun Bancorp, Inc. (NASDAQ: SUBI) of Selinsgrove, Pennsylvania. The transaction has been approved by the boards of both organizations. It is expected to close in the first quarter of 2003, pending regulatory and shareholder approval of the Steelton Bancorp, Inc. shareholders.

     Under the terms of the agreement, Sun would acquire Steelton Bancorp, Inc. and merge its Mechanics Savings Bank subsidiary into SunBank in an all cash transaction valued at $22.04 per share or approximately $7.2 million in the aggregate. Harold E. Stremmel, President and Chief Executive Officer of Steelton, stated "We are delighted to become part of SunBank. We believe this transaction is in the best interest of our stockholders, customers and employees."

     Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank commented, "We are pleased to welcome Steelton into the Sun organization and we are excited to be entering the Harrisburg market. We will immediately expand the products, convenience services and advisory services available to Mechanics Savings Bank customers."

     Steelton Bancorp, Inc. is the holding company of Mechanics Savings Bank, a federally chartered savings bank headquartered in Steelton, Pennsylvania, with total assets of approximately $57.2 million at September 30, 2002.

     Steelton Bancorp, Inc. will file with the Securities and Exchange Commission ("SEC") a proxy statement for the meeting of shareholders of Steelton Bancorp, Inc. to vote on the merger. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Steelton Bancorp, Inc. with the SEC in connection with the merger at the SEC's web site at www.sec.gov. The proxy statement and other documents that Steelton Bancorp, Inc. files with the SEC will also be available free of charge upon written request directed to the Corporate Secretary of Steelton Bancorp, Inc. at 51 South Front Street, Steelton, Pennsylvania 17113.

     Steelton Bancorp, Inc. and its directors and executive officers may be deemed to be "participants" in Steelton's solicitation of proxies in connection with the proposed merger.

     Information regarding the participants, including their holdings of Steelton Bancorp, Inc., is contained in Steelton's 2002 annual meeting proxy materials filed with the SEC on March 20, 2002. Additional information about the interests of those participants will be contained in the proxy statement for the meeting of shareholders of Steelton Bancorp, Inc. to vote on the merger.

     This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the company's control. Actual results and trends could differ materially from those set forth in such statements due to various factors.


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